NeoStem Closes Public Offering for $6,800,000 in Gross Proceeds

NEW YORK, April 5, 2012 (GLOBE NEWSWIRE) -- NeoStem, Inc. (NYSE Amex:NBS) ("NeoStem" or "the Company"), a leader in the cell therapy industry, announced today the closing of its previously announced underwritten public offering of 15,000,000 units and the exercise of the over-allotment option by the underwriter for an additional 2,000,000 units, bringing the total units offered to 17,000,000. The offering was priced at $0.40 per unit.

Each unit consists of one share of common stock and a warrant to purchase one share of common stock with a per share exercise price of $0.51. Maxim Group LLC acted as sole bookrunning manager.

“NeoStem’s management remains focused on our key objectives of expanding our stem cell therapeutic contract manufacturing business, enrolling the PreSERVE AMR-001 Phase 2 clinical trial for preserving heart function after a heart attack and monetizing our China pharmaceutical subsidiary through divestiture,” stated Dr. Robin Smith, NeoStem’s Chairman & CEO.

Gross proceeds were $6,800,000, prior to deducting underwriting discounts and commissions and offering expenses payable by the Company. These funds will be used for working capital purposes, including research and development of cell therapeutic product candidates, expansion of business units, strategic transactions and other general corporate purposes.

This offering was made by means of a prospectus supplement and accompanying prospectus. Copies of the final prospectus supplement and accompanying prospectus relating to this offering may be obtained from the Securities and Exchange Commission's website at www.sec.gov or from Maxim Group LLC, 405 Lexington Avenue, New York, NY 10174 or via telephone at (212) 895-3685.

A shelf registration statement relating to the offering was previously filed with the Securities and Exchange Commission and became effective on June 13, 2011. This press release is neither an offer to sell nor a solicitation of an offer to buy any of the Company's securities. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

Further information regarding the offering is contained in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 29, 2012 and which may be accessed at www.sec.gov.

About NeoStem, Inc.

NeoStem, Inc. ("we," "NeoStem" or the "Company") continues to develop and build on its core capabilities in cell therapy to capitalize on the paradigm shift that we see occurring in medicine. In particular, we anticipate that cell therapy will have a large role in the fight against chronic disease and in lessening the economic burden that these diseases pose to modern society. Our January 2011 acquisition of Progenitor Cell Therapy, LLC ("PCT") provides NeoStem with a foundation in both manufacturing and regulatory affairs expertise. We believe this expertise, coupled with our existing research capabilities and collaborations, will allow us to achieve our mission of becoming a premier cell therapy company. Our PCT subsidiary's manufacturing base is one of the few current Good Manufacturing Practices ("cGMP") facilities available for contracting in the burgeoning cell therapy industry. Amorcyte, LLC ("Amorcyte"), which we acquired in October 2011, is developing a cell therapy for the treatment of cardiovascular disease. Amorcyte's lead compound, AMR-001, represents NeoStem's most clinically advanced therapeutic and has commenced enrollment for a Phase 2 trial to investigate AMR-001's efficacy in preserving heart function after a heart attack. We also expect to begin a Phase 1 clinical trial by 2013 to investigate AMR-001's utility in arresting the progression of congestive heart failure and the associated comorbidities of that disease. Athelos Corporation ("Athelos"), which is approximately 80%-owned by our subsidiary, PCT, is engaged in collaboration with Becton-Dickinson that is exploring the earlier stage clinical development of a T-cell therapy for autoimmune conditions. In addition, our pre-clinical assets include our VSELTM Technology platform as well as our MSC (mesenchymal stem cells) product candidate for regenerative medicine.

For more information on NeoStem, please visit www.neostem.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward looking statements include statements herein with respect to the successful execution of the Company's business and medical strategy, including with respect to the development of AMR-001 and other cell therapies and its divestiture of its interest in Suzhou Erye Pharmaceutical Co., Ltd. about which no assurance can be given. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2012 and in the Company's periodic filings with the Securities and Exchange Commission. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.

For more information, please contact:

Trout Group	NeoStem, Inc.
Gitanjali Jain Ogawa, Vice President	Robin Smith, CEO
Phone: +1-646-378-2949	Phone: +1-212-584-4174
Email: gogawa@troutgroup.com	Email: rsmith@neostem.com